Exhibit 21.1
Subsidiaries of Phillips Edison Grocery Center REIT III, Inc.

Entity	Jurisdiction
Albertville Station LLC	Delaware
Ashburn Farm Station LLC	Delaware
Grocery Retail Partners II LLC	Delaware
Orange Grove Station LLC	Delaware
PECO GRP II Manager LLC	Delaware
Phillips Edison Grocery Center OP GP III LLC	Delaware
Phillips Edison Grocery Center Operating Partnership III, L.P.	Delaware
Rolling Meadows Station II LLC	Delaware
Rolling Meadows Station LLC	Delaware
St Cloud Station LLC	Delaware
Sudbury Crossing Station LLC	Delaware